Exhibit 99

NEWS RELEASE

PGT Reports 2014 First Quarter Results

VENICE, FL., May 7, 2014 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its first quarter ended March 29, 2014.

“We are starting off another year of strong top line growth in sales, as we sold $62.7 million, up $13.2 million, or 26.6%, over first quarter of 2013. This marks our highest first quarter sales since 2007 and the sixth straight quarter of at least 25% year over year growth. This growth was driven by our new construction sales, which continue to outpace the Florida housing market, and marketing programs focused on our WinGuard products,” said PGT’s Chairman, and Chief Executive Officer, Rod Hershberger.

Mr. Hershberger continued, “Our WinGuard product lines continue to see strong growth rates, delivering revenue of $45 million, up 27% over first quarter of 2013. Additionally, sales of non-impact products also grew at 27%. To keep up with increased demand for our products, we expanded our workforce by over 115 during the first quarter, bringing our total employee base to approximately 1,530. We also broke ground on our glass plant expansion during the quarter. We continue to outperform our markets, driven by our consistent delivery of our Value Proposition, which is founded on exceptional service throughout the sales experience.”

Our financial highlights for the first quarter ended March 29, 2014, compared to the same period last year, include:

▪	Net sales of $62.7 million, an increase of $13.2 million, or 26.6%;

▪	Selling, general, and administrative costs of $13.4 million, or 21.3%, compared to $13.0 million, or 26.3%, after adjusting for our gain on the Salisbury plant;

▪	Earnings before income taxes (“EBT”) of $5.3 million compared to EBT, adjusted for gain on the sale of our Salisbury plant, of $3.5 million;

▪	Net income of $3.4 million compared to net income, adjusted for the gain on the sale of our Salisbury plant and related tax impact, of $3.2 million;

▪	Net income per diluted share of $0.07 compared to net income per diluted share, adjusted for the gain on the sale of our Salisbury plant and related tax impact, of $0.06; and

▪	EBITDA of $7.6 million compared to $7.2 million, adjusted for the gain on the sale of our Salisbury plant.

Commenting on the first quarter, Jeff Jackson, PGT's Executive Vice President and Chief Financial Officer, stated, “Our sales growth led to a 12.6% increase in gross margin dollars to $19.8 million. As a percent, however, our gross margin decreased by 3.9%, attributable to large project pricing to gain market share and a shift in mix towards new construction, increased material costs from purchasing finished glass units, increased employee related costs, and lastly, inefficiencies in both labor and scrap rates as a result of hiring and training our new employees. These factors were partially offset by leveraging higher year over year sales, as well as the favorable impact of our price increase announced in the third quarter of last year. Our new glass plant is progressing as planned, and we expect to be operational by the end of the third quarter of this year. The new glass plant will address internal capacities for glass production and reduce reliance on outsourced finished glass.”

Mr. Jackson continued, “As our revenue grew, our selling, general and administrative expenses as a percent of sales declined to 21.3%, compared to 26.3% in the first quarter of 2013. The reduction results from strong leverage in this category, as well as a reduction of $1.2 million in amortization expense compared to 2013. We were able to achieve this leverage, while focusing on new dealer and consumer initiatives, on which we expect to capitalize in the future.”

Mr. Jackson concluded, “At quarter end, our cash balance was $30.8 million, as we produced $3.5 million in cash from operations, and spent $3.2 million on capital additions, including spending in connection with the glass plant expansion. In addition, in 2014 our expected annual tax rate will be more comparable to our required statutory rate, as we completed the release of our deferred tax asset valuation allowance in 2013.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, May 8, 2014, at 11:00 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning May 8, 2014, at 2:00 p.m. eastern time through May 14, 2014. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 23921538.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs over 1,500 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally, or in Florida, where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included on the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense.  EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Jeff Jackson, Executive Vice President and CFO
941-480-1600   jjackson@pgtindustries.com

PGT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	March 29,	March 30,
	2014	2013

Net sales	$62,724	$49,563
Cost of sales	42,953	32,004
Gross margin	19,771	17,559
Selling, general and administrative expenses	13,377	13,024
Gain on sale of assets held for sale	-	(2,195)
Income from operations	6,394	6,730
Interest expense	898	813
Other expense	177	216
Income before income taxes	5,319	5,701
Income tax expense	1,967	437
Net income	$3,352	$5,264

Basic net income per common share	$0.07	$0.10

Diluted net income per common share	$0.07	$0.09

Weighted average common shares outstanding:
Basic	47,150	52,517

Diluted	49,727	56,893

PGT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	March 29,	December 28,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$30,777	$30,204
Accounts receivable, net	22,392	20,821
Inventories	15,325	12,908
Prepaid expenses	1,166	1,538
Other current assets	3,174	3,166
Deferred income taxes, net	2,333	2,763
Total current assets	75,167	71,400

Property, plant and equipment, net	46,340	44,123
Intangible assets, net	38,441	38,869
Other assets, net	2,050	2,240
Total assets	$161,998	$156,632

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,974	$15,522
Current portion of long-term debt	4,895	4,890
Total current liabilities	21,869	20,412
Long-term debt	71,470	72,365
Deferred income taxes	13,380	13,380
Other liabilities	1,426	1,400
Total liabilities	108,145	107,557

Total shareholders' equity	53,853	49,075
Total liabilities and shareholders' equity	$161,998	$156,632

PGT, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	March 29,	March 30,
	2014	2013
Reconciliation to Adjusted Net Income and Adjusted Net Income per share (1):

Net income	$3,352	$5,264
Reconciling item:
Gain on sale of Salisbury facility (2)	-	(2,195)
Tax effect of reconciling item	-	168
Adjusted net income	$3,352	$3,237

Weighted average shares outstanding:
Basic	47,150	52,517
Diluted	49,727	56,893

Adjusted net income per share - basic	$0.07	$0.06
Adjusted net income per share - diluted	$0.07	$0.06

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$3,352	$5,264
Reconciling items:
Depreciation and amortization expense	1,414	2,861
Interest expense	898	813
Income tax expense	1,967	437
EBITDA	7,631	9,375
Less
Gain on sale of Salibury facility (2)	-	(2,195)
Adjusted EBITDA	$7,631	$7,180
Adjusted EBITDA as percentage of net sales	12.2%	14.5%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed May 7, 2014.

(2) Gain on sale of Salisbury, NC facility of $2.2 million represents the net selling price of approximately $7.5 million less the asset's carrying value at the time of the sale of approximately $5.3 million.